Exhibit 5.1

Nason, Yeager, Gerson White & Lioce, P.A.
1645 Palm Beach Lakes Blvd., Suite 1200
West Palm Beach, FL 33401

April 30, 2014

Health Revenue Assurance Holdings, Inc.
8551 W. Sunrise Boulevard, Suite 304
Plantation, Florida 33322
Attention: Mr. Todd Willis, CEO

Re:           Health Revenue Assurance Holdings, Inc.

Dear Mr. Willis:

You have advised us that Health Revenue Assurance Holdings, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Post-Effective Amendment on Form S-1 with respect to 54,000,000 shares of common stock, that are being issued to the selling shareholders (the “Selling Shareholders”) pursuant to that certain Securities Purchase Agreement, dated November 12, 2013 (the “Securities Purchase Agreement”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

After having examined the Company’s Articles of Incorporation, Bylaws, minutes and unanimous written consents, the Securities Purchase Agreement, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 54,000,000 shares of common stock issuable to the Selling Shareholders will be when issued in accordance with terms of the Securities Purchase Agreement, validly issued, duly authorized, fully paid and non-assessable.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.
Nason, Yeager, Gerson White & Lioce, P.A.